EXHIBIT 99.1

DEAC Completes Second Round of Corporate Restructuring and Signs Amendment No. 2 to Definitive Agreement for the Acquisition of WOD Markets LLC

Denver, CO -- (March 20, 2017) -- Elite Data Services Inc. (OTC: DEAC) (the "Company"), a retail focused management company, today announced the completion of a second round of corporate restructuring, and the execution of amendment No. 2 to the definitive agreement (“Amendment No. 2”) to acquire WOD Market LLC (“WOD”), a provider of intelligent retail solutions for the health fitness industry.

For the past month, the Company’s new management team completed a diligent review of all current operations, including an assessment of the Company’s overall financial condition, and as a result, determined that it was in the best interest of the Company and its shareholders to effect additional corporate actions to help reposition the Company for new business and financing.

To refocus the Company’s business, management decided to first divest its ownership in two of its underperforming subsidiaries: (A) Elite Data Marketing LLC, and (B) Elite Gaming Ventures, LLC. These divestitures resulted in the immediate reduction of an estimated one million two hundred thousand dollars ($1,200,000) of debt from the Company’s balance sheet, along with a termination of the HYHI Joint Venture related to the gaming operations in Roatan (Honduras).

Second, the Company executed Amendment No. 2 to acquire 100% ownership of WOD, which included, along with other modified terms, the formation of a joint venture in which the Company acquired 20% of the ownership interest of WOD, with the remaining 80% owned by WOD Holdings Inc. (“WODH”), a Delaware corporation.

Pursuant to the terms of the WOD joint venture, the Company has the option to provide additional capital contributions to WOD in increments of not less than $10,000 up to a total of $8 million dollars in the aggregate, which includes an equity exchange of up to a total of 800 units (80%) of WOD owned initially by WODH to the Company for a total of approximately 199,000 shares of Series B Preferred Stock and approximately 18,801,000 shares of Common Stock of the Company (the “Shares”) to be issued to WODH upon the completion of a final closing under the terms set forth in Amendment No. 2.

Until a minimum of at least $4 million in additional capital contributions have been made by the Company to WOD, resulting in a controlling ownership interest of not less than 60% of WOD by the Company, all the Shares of Company stock earmarked for the equity exchange with WODH is being held in a Voting Trust, along with other key shareholder positions, in order to recapitalize the Company post a 1:1000 reverse split (which was previously approved), pending effectiveness after the Company becomes a current and fully-reporting public company.

Brenton Mix, the Company’s newly appointed CEO stated, “These corporate actions were essential to restructure the Company into a financeable corporation in order to acquire WOD as originally intended.” He further added, “At the same time, the parties had to recognize the fact that WOD needed immediate funding, and therefore, required the ability to obtain interim funding through other means, while the Company continued to focus on its delinquent quarterly filings. We are excited about the joint venture arrangement as a workable interim solution towards achieving the long-term common goal of building out the WOD business model.”

Please refer to Current Report Form 8K dated March 20, 2016 filed with the Securities and Exchange Commission for more information on the Company’s recent events.

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About Elite Data Services, Inc.

Elite Data Services Inc. (“Company”), a Florida corporation, is a retail focused management company which owns a minority interest of WOD Market LLC ("WOD"), a Colorado based limited liability company which provides intelligent retail solutions for the health fitness industry, under a joint venture agreement with WOD Holdings Inc. (“WODH”), a Delaware corporation.

About WOD Holdings Inc.

WOD Holdings Inc. (“WODH”), a Delaware corporation, is a holding company which owns a majority interest in WOD Market LLC ("WOD"), a Colorado based limited liability company which provides intelligent retail solutions for the health fitness industry, under a joint venture agreement with Elite Data Services Inc. (“DEAC”), a Florida corporation.

WOD services the fitness community by allowing coaches, gym owners, and trainers to focus on what's important while athletes have access to the products they need to perform at their highest level. WOD relieves gym owners and coaches of the burden of managing retail sales including upfront inventory purchases, ongoing inventory management, payments, marketing, etc. while also providing a service for members to have convenient access to products that help them perform better. WOD intends to forge a mutually beneficial relationship with each gym, customer and vendor to ensure the best possible experience.

Forward-Looking Statements

Non-historical statements included in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the Company's future performance are subject to many factors including, but not limited to: working capital and availability of capital, implementation difficulties, impacts involving key vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2015, and other subsequent SEC filings. Such statements are based upon management's current beliefs and expectations subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "should", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. There is no guarantee that the Company will enter into the agreements referenced herein, nor if we do, that successful implementation will transpire. The forward-looking statements contained herein are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Investor and Public Relations Contact Elite Data Services, Inc.
Brenton Mix
Chief Executive Officer
(702) 240-9378
info@elitedata.io

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